Dated September 27, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Senior Unsecured Fixed Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	September 27, 2007
Settlement Date (Original Issue Date):	October 2, 2007
Maturity Date:	September 20, 2013
Interest Rate:	5.400%
Principal Amount:	US$400,000,000.00
Price to Public (Issue Price):	100.013%
Agents Commission:	0.175%
All-in Price:	99.838%
Net Proceeds to Issuer:	$399,352,000 (plus accrued interest from and including September 20, 2007 to but excluding October 2, 2007)
Accrued Interest:	$720,000
Benchmark:	4.125% US Treasury Note due August 31, 2012
Spread to Benchmark:	Plus 1.15%
Interest Payment Dates:	Semi-Annually on March 20th and September 20th, commencing March 20, 2008 and ending on the Maturity Date.
Day Count Convention:	30/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962G3F9

Page 2
Dated September 27, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by the underwriters listed below (the "Underwriters"), as principal, at 100.013% of the aggregate principal amount less an underwriting discount equal to 0.175% of the principal amount of the Notes.

Institutions	Commitment
Citigroup Global Markets Inc	$380,000,000
Credit Suisse Securities (USA) LLC	$20,000,000
Total	$400,000,000

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

Reopening of Issue

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the Issuers issues of US$500,000,000 and US$100,000,000 principal amount of Fixed Rate Notes due September 20, 2013 as described in the Issuers Pricing Supplement number 4656 dated September 13, 2007 and the Issuers Pricing Supplement number 4658 dated September 17, 2007, respectively.

Additional Information:

General

At June 30, 2007, the Company had outstanding indebtedness totaling $461.381 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at June 30, 2007, excluding subordinated notes payable after one year, was equal to $456.421 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Six Months Ended
2002	2003	2004	2005	2006	June 30, 2007
1.43	1.77	1.87	1.70	1.64	1.44

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Page 3
Dated September 27, 2007
Filed Pursuant to Rule 433
Registration Statement No. 333-132807

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, the issuer or the underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or Investor Communications of the issuer at 1-203-357-3950.